Exhibit 10.1

EMPLOYMENT AGREEMENT

Agreement, made as of May 7, 2009 (“Effective Date”), between Crown Media Holdings, Inc., a Delaware corporation, with offices at 12700 Ventura Boulevard, Los Angeles, California 91604 (“Employer”) and William Abbott (“Employee”).

WHEREAS, Employer desires to continue to employ Employee as provided herein and Employee desires to be employed by Employer upon the terms and conditions set forth:

NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

1.             Employment Duties.

(a)                                    As of the Effective Date, Employer and Employee agree to terminate any and all existing agreements between them and agree to extend Employee’s employment pursuant to the terms of this agreement (“Employment Agreement”).  Employee agrees to continue serving as Executive Vice President, National Advertising Sales until June 1, 2009, at which time he will become and serve as President and Chief Executive Officer.  Additionally, Employee agrees to serve in such other capacities and perform responsibilities as shall be designated from time to time by Employer.  Employee shall use Employee’s best efforts to promote the interests of Employer and shall devote Employee’s full business time, energy and skill exclusively to the business and affairs of Employer during the “Term” (as “Term” is defined in Paragraph 2 below).

(b)                                   During the course of Employee’s employment hereunder, Employer may create or utilize subsidiary companies for the production and distribution of programming or to conduct the other activities and businesses of Employer.  Employer shall have the right, without additional compensation to Employee, to loan or make Employee available to any subsidiary of Employer or company in common ownership with Employer to perform services for any programming, property or project owned or controlled by Employer or any such entity, provided that Employee’s services for any such entity shall be consistent with Employee’s duties hereunder.  Employee further agrees that all the terms of this Employment Agreement shall be applicable to Employee’s services for each such entity.

2.             Term of Employment.  The term of Employee’s employment (“Term”) with Employer shall commence on the Effective Date and shall end on December 31, 2011, unless terminated earlier as provided in Paragraph 8 of this Agreement; provided, however, that if neither party provides notice to the other by June 30 of the last year of the then current Term, then the Agreement shall automatically renew for one additional year.

3.             Compensation.

(a)            Salary.  As compensation for Employee’s services hereunder, Employer shall pay to Employee a base salary at the annual rate of Six Hundred Seventy Thousand Dollars ($670,000) per year.  During the Term and any extensions, Employer will consider an adjustment of Employee’s base salary in June of each year.

(b)            Performance Bonus.  Contingent on employment through each year end; the end of the Term; or for termination of employment pursuant to Paragraph 8(b) below, following the end of each calendar year during the Term, Employee will be paid a bonus, to be pro rated for partial calendar years within the Term, in an amount based on achievement of criteria outlined by the Compensation Committee of Employer, which criteria shall be the same as that established for the senior management team.  The target bonus will be 60% of base salary for the applicable period with a payout range of 0-150%.  Such bonus will be paid to Employee on the date following the applicable calendar year that Employer designates for payment of bonuses to its employees in general, but in no event later than March 15.

(c)            LTI.  Employer will award to Employee Long Term Incentive (“LTI”) in a Long Term Incentive Compensation Agreement (attached as Schedule A) and pursuant to the terms of and conditions of the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan (attached as Schedule B).  Employee has also been granted RSUs under a prior agreement which is attached hereto as Schedule C (collectively, with the Schedule A agreement, referred to herein as the “Incentive Agreements”).

(d)            Withholding.  All payments of salary shall be made in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer.  Employer shall be entitled to deduct from each payment of compensation amounts required under applicable laws or for participation in any employee benefit plans.

(e)            Expenses.  During the Term, Employer shall pay or reimburse Employee on an accountable basis for all reasonable and necessary out-of-pocket expenses for entertainment, travel, meals, hotel accommodations and other expenditures incurred by Employee in connection with Employee’s services to Employer in accordance with Employer’s expense account policies for its senior executive personnel.  When Employee is required by Employer for business reasons to travel by air, Employer shall have the option to upgrade to business class air accommodations if such fare does not exceed $100 more than the coach fare.

(f)             Fringe Benefits.  During the Term, Employee shall be entitled to receive the following fringe benefits pursuant to plans which may be amended from time to time:

(i) group medical, dental, life and disability insurance as per Employer policy;

(ii) an allowance of Thirteen Thousand Dollars ($13,000) per year for an automobile; and

(iii) any other fringe benefits on terms that are or may become available generally to senior executives of Employer.  Employee shall also be entitled to four (4) weeks paid vacation for each year of the Term, subject to accrual and usage as outlined in Employer’s policies, as may be amended from time to time.

4.             Place of Employment.  During the Term, Employee shall be required to perform Employee’s duties at the Employer’s office in New York City or at such other principal location in the New York metropolitan area (or such other location as may be mutually agreeable to Employer and Employee), and Employee shall undertake all travel required by Employer in connection with the performance of Employee’s duties hereunder.

5.             Confidentiality, Intellectual Property; Name and Likeness.

(a)            Employee agrees that Employee will not during the Term or thereafter divulge to anyone (other than Employer and its executives, representatives and employees who need to know such information or any persons designated by Employer) any knowledge or information of any type whatsoever designated or treated as confidential by Employer relating to the business of Employer or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as concrete proposals, plans, scripts, treatments and formats described in Subparagraph (b) below.  Employee further agrees that Employee will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of Employee’s duties hereunder) without the prior written consent of Employer.  This provision does not apply to information which becomes available publicly without the fault of Employee or information which Employee discloses in confidence to Employee’s own privileged representatives or is required to disclose in legal proceedings, provided Employee gives advance notice to the Executive Vice President, Legal and Business Affairs and General Counsel of Employer and an opportunity to Employer to resist such disclosure in legal proceedings.

(b)            During the Term, Employee will disclose to Employer all concrete proposals, plans, scripts, treatments, and formats invented or developed by Employee during the Term which relate directly or indirectly to the business of Employer or any of its subsidiaries or affiliates including, without limitation, any proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable.  Employee agrees that all such proposals, plans, scripts, treatments and formats are and will be the property of Employer.  Employee further agrees, at Employer’s request, to do whatever is necessary or desirable to secure for the Employer the rights to said proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to Employer at Employer’s expense.

(c)            Employer shall have the right in perpetuity to use Employee’s name in connection with credits for programming, properties and projects for which Employee performs any services pursuant to this Agreement.

6.             Employee’s Representations.  Employee represents and warrants that Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee’s duties and obligations hereunder.

7.             Non-Competition; No Raid.

(a)            During the Term, Employee shall not engage directly or indirectly, whether through self-employment or as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which materially interferes with any of Employee’s duties or obligations hereunder or which is directly competitive with the business of the Employer or its subsidiaries, including but not limited to the production, distribution or any other exploitation of audiovisual television material (the “Other Business”).  Both parties recognize that the services to be rendered hereunder by Employee are special, unique and extraordinary in character.  In the event of a breach of this Paragraph 7(a) by Employee or a claim by Employee pursuant to this paragraph, both Employer and Employee shall have all of the remedies available to Employer at law or equity.  Notwithstanding Paragraph 9 below, Employee and Employer agree that temporary and permanent injunctive relief may be sought by either in a court of law to enforce this Paragraph 7(a) and Paragraph 7(b) below.

(b)            Employee further agrees that during the Term and for a period of one year thereafter, Employee will not:

(i)            employ, or attempt to employ or assist anyone else to employ, any person who is, at the date of termination of Employee’s employment, working as an officer, policymaker or in high-level creative development or distribution (including without limitation executive employees) for or rendering substantially full-time services as such to Employer;

(ii)           publicly disparage Employer or its Board of Directors, individually or collectively, or

(iii)          interfere with Employer’s relationships with suppliers, customers, or other organizations or individuals with which Employer has a business relationship or is pursuing a business relationship during the Term.

8.             Termination.

(a)            This Agreement may be terminated and the Term ended on five (5) business days’ written notice for any one of the following reasons (except (i) in which case termination shall occur on the date of death):

(i)            The death of Employee;

(ii)           A serious health condition of Employee that incapacitates Employee (as defined under the Family Medical Leave Act) for a period exceeding an aggregate of twelve (12) work weeks during any twelve (12) month period of the Term.  For purposes of counting the aggregate work weeks, days properly designated by Employee as vacation days shall not be counted.  In the case of termination by virtue of either the death or disability of Employee, Employee or his heirs will be paid any bonuses which Employee has earned and which are attributable to periods prior to the effective date of termination, such payment to occur on the date such bonus would normally be paid;

(iii)          For “cause,” which for purposes of this Agreement shall be defined as:

(A)          The use of a controlled substance and/or alcohol, either of which materially interfere with Employee’s performance of Employee’s services under this Agreement;

(B)           Employee’s commission of any act which constitutes a felony under federal, state or local laws or the law of any foreign country;

(C)           Employee’s persistent failure or refusal after written notice to perform any of Employee’s duties and responsibilities pursuant to this Agreement as determined by the Board of Directors;

(D)          Employee’s dishonesty in financial dealings with or on behalf of Employer, its subsidiaries, affiliates and parent corporation or in connection with performance of Employee’s duties hereunder;

(E)           Employee’s material breach of any provision of this Agreement; or

(F)           Employee’s voluntary resignation.

In the event of termination under Paragraph 8(a)(iii), solely for purposes of Paragraph 7, the Term shall not be deemed terminated and shall continue until the first to occur of twelve (12) months from termination or December 31, 2011.

(b)            Employer shall also have the right to terminate Employee prior to the expiration of the Term in addition to pursuant to Paragraph 8(a) above by providing Employee with written notice.  In the event of a termination pursuant to this Paragraph 8(b), Employee shall not be entitled to any further compensation or benefits except (1) as may be provided under the Incentive Agreements; (2) twelve (12) months base salary, paid in a lump sum and discounted at “prime rate” to present value at the time of payment; (3) vested ERISA benefits (e.g., 401k plan); (4) benefits that may be required by law (e.g., COBRA); and (5) pro rata bonus through the date Employee’s job duties end to be paid as provided in Paragraph 3(b) above.  Employee shall have no obligation to seek comparable employment and if Employee does accept other employment, there will be no offset by Employer against the amounts payable under this Paragraph 8(b).  If Employer terminates Employee under this Paragraph 8(b), Paragraph 7(a) shall not apply from the date of termination.

(c)            In the event that Employer terminates this Agreement due to any of the reasons set forth in Paragraph 8(a) above, Employee shall be paid Employee’s salary through the later of the expiration of the five (5) business days period referred to in Paragraph 8(a) or the end of the month in which the termination event occurs, after which Employer’s obligation to pay salary to Employee shall terminate.  After making the payments provided for in this Subparagraph (c), Employer shall have no further obligations to Employee pursuant to this Agreement, except (1) as may be provided under the Incentive Agreements; (2) vested ERISA benefits; or (3) benefits that may be required by law (e.g., COBRA).

(d)            Upon termination of this Agreement, Employee shall not retain any business records or documents (including electronic) relating to any activity of Employer or any of its parent, subsidiary or affiliated companies, shall not disseminate any such information in any format, and shall return any business records, documents and property (including electronic) belonging to Employer or its parents, subsidiaries and affiliates.  This includes all information that the Employee may have in hard copy or on any electronic media (such as CD, DVD, thumb drives, portable hard drives, home computer, etc.).

(e)            Upon termination of Employee’s employment for any reason, Employee shall tender Employee’s resignation from the Board of Directors of Employer or any of Employer’s subsidiaries or affiliates on which Employee is serving, and Employer shall accept such resignation forthwith.

9.             Arbitration.  Any dispute between the Employee and Employer involving any provision of this Agreement of employment matter; including any claim of discrimination under state and federal law, other than an action in court requesting temporary or permanent injunctive relief as set forth in Paragraph 7 above, shall be resolved by arbitration under the employment rules of the American Arbitration Association and in accordance with applicable law, allowing all damages and remedies available in a court action.  Such arbitration shall be conducted in the New York City metropolitan area before one (1) neutral arbitrator who is a lawyer with expertise in employment law.  Employer shall pay the expenses of the arbitration and each party shall pay its own legal fees and expenses.  The arbitrator shall provide a reasoned opinion supporting his/her conclusion, including detailed findings of fact and conclusions of law.  Such findings of fact shall be final and binding on the parties, but such conclusions of law shall be subject to appeal in any court of competent jurisdiction.  The parties further stipulate that the laws of New York shall apply to any dispute or action regarding this Agreement.

10.           Assignment.  This Agreement is a personal contract and, without the prior written consent of Employer, shall not be assignable by the Employee.  The rights and obligations of Employer may be assigned and such assignment shall bind in their entirety the successors and assigns of Employer.  As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at the time, whether by merger, purchase or otherwise, acquires all of substantially all of the assets or business of Employer.

11.           Amendment; Captions.  This Agreement contains the entire agreement between the parties.  It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.  Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement.  If any clause in this Agreement is found to be unenforceable, illegal or contrary to public policy, the parties agree that this Agreement shall remain in full force and effect except for such clause.

12.           Notices.  Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person or if mailed, by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at the address for Employee appearing in Employer’s records.  Notices to Employer shall be addressed to its Chief Executive Officer at the address first written above, with a copy to the Executive Vice President of Legal and Business Affairs, Crown Media Holdings, Inc., 12700 Ventura Blvd., Studio City, CA  91604.  Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

13.           Periods of Time.  Whenever in this Agreement there is a period of time specified for the giving of notices or the taking of action, the period shall be calculated excluding the day on which the giver sends notice and excluding the day on which action to be taken is actually taken.

14.           Laws.  The laws of the state of New York shall apply to this Agreement and the employment relationship without the application of any conflict of law provisions.

15.           Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument.

IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement as of the day and year first above written.

CROWN MEDIA HOLDINGS, INC.

By	/s/ Donald J. Hall, Jr.
Title:	Co-Chairman of the Board

/s/ William J. Abbott
William Abbott